Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pixelworks, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-219418, 333‑212650, 333-205856, 333-197644, 333-190037, 333-182701, 333-168175, 333-161125, 333-152945, 333-136553, 333-126017, 333-125945, 333-121274, 333-89394, 333-62000, and 333-41722) on Form S-8 and registration statements (No. 333-221238, 333-221239, 333-198490, 333-170768, and 333-118100) on Form S-3 of Pixelworks, Inc. of our reports dated March 14, 2018, with respect to the consolidated balance sheets of Pixelworks, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 Annual Report on Form 10‑K of Pixelworks, Inc.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2017 includes a paragraph stating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, ViXS System Inc.’s internal control over financial reporting associated with total assets of approximately $21 million and total revenues of approximately $5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of ViXS Systems, Inc.

/s/ KPMG LLP

Portland, Oregon
March 14, 2018